Exhibit (19)

THE GORMAN-RUPP COMPANY
INSIDER TRADING POLICY

(Revised February 23, 2023)

This Insider Trading Policy (this “Policy”) describes the standards of The Gorman-Rupp Company (the “Company”) on trading the Company’s securities while in possession of confidential information. This Policy applies to all (i) members of the Board of Directors of the Company; (ii) all employees of the Company and its subsidiaries; and (iii) with respect to each such person, his or her spouse and minor children, other persons living in his or her household, and other persons or entities over which such person exercises influence or control (collectively, “Covered Persons”).

One of the principal purposes of federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, gift or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “non-public” as those terms are defined below.

1.	Applicability

This Policy applies to all trading or other transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

2.	General Policy: No Trading or Causing Trading While in Possession of Material Non-Public Information

(a)    No Covered Person may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material non‐public information about the Company. No Covered Person who knows of any material non‐public information about the Company may communicate that information to any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(b)    No Covered Person may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company. No Covered Person who knows of any such material non-public information may communicate that information to any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

3.	Definitions

(a)         Material. Insider trading restrictions come into play only if the information you possess is “material.” Information is generally regarded as “material” if it has market significance – that is, if its public dissemination is likely to affect the market price of securities (whether positive or negative), or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information described below is exemplary, but not necessarily all-inclusive, of the type of information reasonably likely to be found material:

(i)         unpublished financial results or projections;

(ii)        significant changes in the Company’s prospects;

(iii)       significant write-downs in assets or increases in reserves;

(iv)       developments regarding significant litigation or government agency investigations;

(v)        liquidity problems;

(vi)       changes in earnings estimates or unusual gains or losses in major operations;

(vii)      major changes in management;

(viii)     changes in dividends or announcements of stock splits;

(ix)       extraordinary borrowings or other financing transactions out of the ordinary course;

(x)        award or loss of a significant contract;

(xi)       changes in debt ratings;

(xii)      proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, tender offers, licensing arrangements, or purchases or sales of substantial assets;

(xiii)     offerings of Company securities;

(xiv)     establishment of a repurchase program for Company securities;

(xv)      significant related party transactions;

(xvi)     a change in auditors or notification that the auditor’s reports may no longer be relied upon;

(xvii)    development of a significant new product, process or service;

(xviii)   a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations; and

(xix)     the imposition of an event-specific restriction on trading in Company securities or the securities of another company or the extension or termination of such restriction.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, presume it is material. If you are unsure whether information is material, you should consult the General Counsel or Chief Financial Officer before making any decision to disclose such information (other than to persons who need to know it for Company-related business) or to trade in or recommend securities to which that information relates.

(b)         Non-Public Information. Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information.

Even after public disclosure of information about the Company, you must wait until the close of the market on the third trading day after the information was publicly disclosed before you can treat the information as public.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the General Counsel or Chief Financial Officer or assume that the information is “non-public” and treat it as confidential.

4.	Exempted Transactions

This Policy does not apply in the following transactions, except as specifically noted.

(a)         401(k) Plan. This Policy does not apply to purchases of Company securities in the Company’s 401(k) plan resulting from a Covered Person’s periodic contribution of money to the 401(k) plan pursuant to the Covered Person’s payroll deduction election. This Policy does apply, however, to certain elections the Covered Person may make under the 401(k) plan, including:

(i)	increasing or decreasing the percentage of periodic contributions that will be allocated to the Company stock fund;

(ii)	making a transfer of an existing account balance within the 401(k) plan into or out of the Company stock fund;

(iii)	withdrawing or selling amounts from the 401(k) plan if doing so will result in a liquidation of some or all of the Company stock fund balance;

(iv)	borrowing money against the 401(k) plan if the loan will result in a liquidation of some or all of the Company stock fund balance; and

(v)	pre-paying a 401(k) plan loan if the pre-payment will result in an allocation of loan proceeds to the Company stock fund balance.

(b)         Employee Stock Purchase Plan. This Policy does not apply to purchases of Company securities in the Employee Stock Purchase Plan (“ESPP”) resulting from a Covered Person’s periodic contribution of money to the ESPP pursuant to the election the insider made at the time of the insider’s enrollment in the ESPP or timely, non-prohibited changes thereafter. This Policy does apply, however, to certain elections the Covered Person may make under the ESPP, in

(i)	increasing or decreasing the percentage of periodic contributions that will be made to the ESPP; and

(ii)	selling Company securities purchased pursuant to the ESPP.

(c)         Gifts. This Policy does not apply to the receipt of Company securities by gift, but does apply to gifts, donations and other dispositions without value of Company securities by Covered Persons.

(d)         Mutual Funds. This Policy does not apply to transactions in mutual funds that are invested in Company securities.

(e)         Rule 10b5-1 Plans. Rule10b5-1 under the Exchange Act provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Chief Financial Officer or the General Counsel and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans” attached as Annex A to this Policy. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material non-public information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. A Rule 10b5-1 Plan must be submitted for approval to the Chief Financial Officer or the General Counsel at least five days prior to the entry into the plan.

5.	Prohibited Transactions

Covered Persons are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the General Counsel or Chief Financial Officer:

(a)         Short-term trading. Covered Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase. Covered Persons who sell Company securities may not purchase any Company securities of the same class for at least six months after the sale.

(b)         Short sales. Covered Persons may not engage in any short sale, “sale against the box,” or any equivalent transaction involving the Company’s securities.

(c)         Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities.

(d)         Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.

(e)         Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

6.	Additional Procedures

These additional procedures are applicable only to (i) members of the Board of Directors of the Company; (ii) corporate officers of the Company; (iii) other persons designated from time to time by the Chief Financial Officer or General Counsel as being subject to these procedures; and (iv) with respect to each such person, his or her spouse and minor children, other persons living in his or her household, and other persons or entities over which such person exercises influence or control (collectively, “Designated Covered Persons”).

(a)         Pre-Clearance Procedures. Designated Covered Persons may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from the Chief Financial Officer or the General Counsel. A request for pre-clearance should be submitted to the Chief Financial Officer or the General Counsel at least two business days in advance of the proposed transaction.

(b)         Quarterly Blackout Periods. All Designated Covered Persons are prohibited from trading in the Company’s securities during each quarterly blackout period. Each quarterly blackout period begins on the first calendar day of the last month of each fiscal quarter (e.g., March 1 for the first fiscal quarter) and ends at the close of market trading on the third trading day following the date the Company’s financial results for a particular fiscal quarter or year are publicly disclosed. During each quarterly blackout period, Designated Covered Persons generally possess or are presumed to possess material non-public information about the Company’s financial results.

(c)         Quarterly Trading Window. Designated Covered Persons are generally permitted to trade in the Company’s securities when no quarterly blackout period is in effect. However, even during this trading window, a Designated Covered Person who is in possession of any material non-public information is prohibited from trading in the Company’s securities until the information has been made publicly available or is no longer material.

(d)         Special Blackout Periods. The Company may from time to time designate certain periods of time as special blackout periods, which may apply to certain persons designated by the Chief Financial Officer or the General Counsel, or to all Designated Covered Persons. If a special blackout period applies, such persons are prohibited from trading in the Company’s securities until any blackout period is no longer in effect and such persons do not otherwise possess any material non-public information.

(e)         Company Disclosure. The Company will be required to provide quarterly disclosure in its Forms 10-Q and Forms 10-K of written trading arrangements by Designated Covered Persons who are subject to the provisions of Section 16 of the Exchange Act (“SEC Covered Persons”), whether or not the arrangements are intended to comply with Exchange Act Rule 10b5-1, including (i) whether any SEC Covered Person has adopted, modified or terminated such an arrangement and (ii) a description of the material terms of each such arrangement, including the name and title of the SEC Covered Person; the date the arrangement was adopted, modified or terminated; the arrangement’s duration; and the total amount of Company Securities to be purchased or sold under the arrangement. SEC Covered Persons should provide these details to the Chief Financial Officer or the General Counsel when pre-clearance of such transactions is requested.

7.	Violations of Insider Trading Laws

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is mandatory. Any employee who violates this Policy shall be subject to disciplinary action up to and including termination.

8.	Amendments

The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of material non-public information.

By:
	Name:	Date

Annex A

Guidelines for Rule 10b5-1 Plans

Any Rule 10b5-1 Plan entered into by a Covered Person must comply with the following guidelines:

(i)          the plan must be established through an investment broker approved by the Chief Financial Officer or the General Counsel, and the Covered Person must agree to such investment broker’s form of Rule 10b5-1 Plan;

(ii)         a copy of the plan must be submitted to, and acknowledged by, the Chief Financial Officer or the General Counsel prior to establishing such plan with the Company’s approved investment broker;

(iii)        the Covered Person must act in good faith with respect to the plan;

(iv)        the plan may only be established during an open trading window, when the Covered Person is not in possession of any material non-public information;

(v)         for Covered Persons other than SEC Covered Persons, the time period between the establishment or modification of the plan and the date the initial trade is made following such establishment or modification is not less than 30 days;

(vi)        for SEC Covered Persons, the time period between the establishment or modification of the plan and the date the initial trade is made following such establishment or modification is not less than the later of (i) 90 days after the adoption or modification of the plan or (ii) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified, but in no event shall such period be required to exceed 120 days following adoption or modification of the plan;

(vii)       SEC Covered Persons are required to include in the plan written representations certifying that such SEC Covered Person (i) is not aware of any material non-public information about the Company or the Company’s securities and (ii) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b-5;

(viii)      the minimum term of the plan is not less than six months and the maximum term of the plan is not more than one year;

(ix)        the plan may not be modified, terminated, or suspended other than in good faith and during an open trading window and, in the event of any modification or suspension, no trades may be reinstated under the plan (A) for Covered Persons other than SEC Covered Persons, for a period of 3 months after such modification or suspension and (B) for SEC Covered Persons, for the time period specified in paragraph (vi) above;

(x)         the Covered Person may not enter into multiple overlapping plans;

(xi)        the Covered Person may not enter into more than one “single-trade plan” during any 12-month period, which is a plan designed to effect the open market purchase or sale of the total amount of Company securities subject to the plan as a single transaction;

(xii)       the Company will be required to provide quarterly disclosure in its Forms 10-Q and Forms 10-K of (i) whether any SEC Covered Person has adopted, modified or terminated a plan and (ii) a description of the material terms of each plan, including the name and title of the SEC Covered Person; the date the plan was adopted, modified or terminated; the plan’s duration; and the total amount of Company securities to be purchased or sold under the plan; and

(xiii)      SEC Covered Persons who are reporting plan transactions on Forms 4 or 5 pursuant to Section 16 of the Exchange Act must indicate that the transactions were made in reliance on the affirmative defense against insider trading liability under Rule 10b5-1 of the Exchange Act.